EXHIBIT (k)(2)





                         SUBSCRIPTION AGENCY AGREEMENT


          This Subscription Agency Agreement (the "Agreement") is made as of March 8, 1996 between The Greater China Fund, Inc., a Maryland corporation (the "Fund"), and PNC Bank, National Association, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus filed by the Fund with the Securities and Exchange Commission pursuant to Rule 497(b) under the Securities Act of 1933 (the "Prospectus") relating to the Registration Statement on Form N-2 (File No. 333-00691) filed by the Fund with the Securities and Exchange Commission on February 5, 1996, as amended by any amendment filed with respect thereto (the "Registration Statement").

          WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its common stock, par value $.001 per share ("Common Stock"), as of a record date specified by the Fund (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent;

          WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein;


          NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:


          Form and Execution of Subscription Certificates;
          Appointment

          1. The Fund hereby appoints the Agent to act as subscription agent in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights, in accordance with the terms set forth in this Agreement. Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as Transfer Agent of the Fund, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:
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               (1)  The right to acquire during the Subscription Period at the
          Subscription Price a number of shares of Common Stock equal to one share of Common Stock for every four Rights (the "Primary Subscription Right"); and

               (2) The right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Shareholders who exercise Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that such Shareholder has exercised all Primary Subscription Rights issued to him (other than those Rights which cannot be exercised because they represent the right to acquire less than one share) (the "Over-Subscription Privilege").

          Rights and Issuance of Subscription Certificates

          2. (a) Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

          (b) Upon the written advice of the Fund, signed by its Chairman, President, Secretary or Assistant Secretary, the Agent shall, from a list of the Fund Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Fund, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Fund's Common Stock calculated on the basis of one Right for each share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date. Each Subscription Certificate shall be dated as of the Record Date. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly deliver the Subscription Certificates, together with a copy of the Prospectus and instruction letter, to all Shareholders with record addresses within the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance).

          Exercise

          3. (a) Shareholders may acquire shares on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent at its Corporate Stock Transfer Department specified in the Prospectus (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) payment of the full estimated subscription price for the shares subscribed for on Primary Subscription and any additional shares subscribed for pursuant to the Over-Subscription Privilege, in U.S. dollars in cash, by check, or bank draft drawn on a bank in the continental United States or by postal, telegraphic, or express money order, in each case payable to the order of the Fund.

          (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 p.m. New York time on such date as the Fund shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Corporate Stock Transfer Department of the Agent specified in the Prospectus.

          (c) Notwithstanding the provisions of Section 3(a) and 3(b) regard-ing delivery of an executed Subscription Certificate to the Agent prior to 5:00 p.m. New York time on the Expiration Date, if prior to such time the

Agent receives a notice of guaranteed delivery by telegram or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the estimated subscription price for the shares subscribed for in the Primary Subscription and for any additional shares subscribed for pursuant to the Over-Subscription Privilege and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Shares are received by the Subscription Agent by the close of business on the third business day after the Expiration Date.

          (d) Within eight (8) business days following the Pricing Date (the "Confirmation Date"), the Agent shall send to each exercising rights holder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee), confirmation showing (i) the number of Shares acquired pursuant to the Primary Subscription, (ii) the number of Shares, if any, acquired pursuant to the Over-Subscription Privilege, (iii) the per Share and total purchase price for the Shares, and (iv) any additional amount payable by such exercising rights holder to the Fund or any excess to be refunded by the Fund to such exercising rights holder, in each case based on the Subscription Price as determined on the Expiration Date. Any additional payment required from an exercising rights holder must be received by the Agent within ten (10) business days after the Confirmation Date. Any excess payment to be refunded by the Fund to an exercising rights holder shall be mailed by the Agent to him as promptly as possible.

          (e) In the event the Agent does not receive, within ten business days after the Confirmation Date, any amount due from an exercising rights holder as specified in (d) above, then it shall take such action with respect to such exercising rights holder's Rights as may be instructed by the Fund, including, without limitation, (i) applying any payment actually received by it toward the purchase of the greatest whole number of shares that could be acquired with such payment, (ii) allocating the shares subject to such Rights to one or more other Shareholders, and (iii) selling all or a portion of the shares deliverable upon exercise of such Rights on the open market, and applying the proceeds thereof to the amount owed.

          Validity of Subscriptions

          4. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate Officer of the Fund and handled in accordance with his instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

          Over-subscription

          5. If, after allocation of shares of Common Stock to persons exercising Primary Subscription Rights, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to persons exercising Over-Subscription Privileges, in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to the persons exercising Over-Subscription Privilege pro rata based generally on the number of shares of Common Stock owned by them on the Record Date. The per-centage of Remaining Shares each oversubscribing Shareholder may acquire may be rounded up or down to result in delivery of whole shares. The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

          Delivery of Certificates

          6. The Agent will deliver (i) certificates representing those shares purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares have been received and cleared and (ii) certificates representing those shares purchased pursuant to the exercise of Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

          Holding Proceeds of Rights Offering in Escrow

          7. (a) All proceeds received by the Agent from Shareholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Fund, in a segregated, interest-bearing escrow account (the "Escrow Account"). Pending disbursement in the manner described in Section 3(d) above, funds held in the Escrow Account shall be invested by the Agent at the direction of the Fund.

          (b) The Agent shall deliver all proceeds received in respect of the Rights (including interest earned thereon) to the Fund as promptly as practicable, but in no event later than __ business days after the Confirmation Date. Proceeds held in respect of Excess Payments (including interest earned thereon) shall be refunded to Shareholders entitled to such a refund within __ business days after the Expiration Date.

          Reports

          8. (a) Daily, during the period commencing March __, 1996 until April 12, 1996 (or such later date if the Subscription Period is extended), the Agent shall report by telephone by 5:00 p.m., New York time, to the Dealer Manager (PaineWebber Incorporated) and to Mitchell Hutchins Asset Management Inc., the Fund's Administrator (the "Administrator"), the following information: the total number of Rights exercised, the total number of new shares subscribed for, payments received therefor, together with such other information as may be mutually determined by the Fund and the Agent. In addition, the Agent shall also report to the Dealer Manager and the Administrator, based on a review of Subscription Certificates received, the number of shares subscribed for through Subscription Certificates which designate the Dealer Manager as a soliciting dealer, the number of shares subscribed for through Subscription Certificates which designate a broker dealer other than the Dealer Manager as a soliciting dealer (specifying the name and number of shares subscribed for through each such designee) and the number of shares subscribed for through Subscription Certificates which do not designate a soliciting dealer. Such information shall be promptly confirmed by facsimile transmission from the Agent to the Dealer Manager and the Administrator. On _________ __, 1996, the Agent shall provide to the Dealer Manager and the Administrator by facsimile transmission (and confirm by letter), a final report setting forth the aforementioned information.

          (b) Information to be transmitted to the Dealer Manager pursuant to this Section 8, shall be directed to:

          PaineWebber Incorporated
          1285 Avenue of the Americas
          New York, New York 10105
          Attention: Susan L. Matteson

          Telephone:     (212) 713-3218
          Facsimile:     (212) 713-1042

          (c) Information to be transmitted to the Administrator pursuant to this Section 8, shall be directed to:

          Mitchell Hutchins Asset Management Inc.
          1285 Avenue of the Americas
          New York, New York 10019
          Attention:  C. William Maher

          Telephone:     (212) 713-2421
          Facsimile:     (212) 713-4058

          Loss or Mutilation

          9. If any Subscription Certificate is lost, stolen, mutilated, or destroyed the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

          Compensation for Services

          10. The Fund agrees to pay to the Agent $________ for all services rendered by it hereunder and also its reasonable out-of-pocket expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

          Instructions and Indemnification

          11. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

          (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate Officer of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Fund which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control, including without limitation acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          (b) The Fund will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate Officer of the Fund, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominee.

          Changes in Subscription Certificate

          12. The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

          Assignment; Delegation

          13. (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

          (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

          Governing Law

          14. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York.

          Entire Agreement

          15. This Agreement contains the entire agreement among the parties hereto with respect to the matters contemplated herein, and supersedes all prior agreements, representations and understandings of the parties. As to matters or provisions which are not reasonably the subject of instructions or directions from an Officer of the Fund, this Agreement may not be supplemented, modified or amended except by a writing executed by all of the parties to this Agreement.

          Severability

          16. The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any other term or provision hereof.

          Counterparts

          17. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          Captions

          18. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

          Facsimile Signatures

          19. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

          Further Actions

          20. Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

          Additional Provisions

          21. Except as specifically modified by this Agreement, the Agent's rights and responsibilities set forth in the Transfer Agency Services Agreement between the Fund and the Agent are hereby ratified and confirmed and continue in effect.


PNC BANK, NATIONAL ASSOCIATION     THE GREATER CHINA FUND, INC.


By:__________________________      By:_____________________
   Vice President                     Authorized Officer


Dated:_______________________      Dated:__________________